Exhibit 10.22

The F&M Bank & Trust Company
3811 Turtle Creek Blvd., Suite 150
Dallas, Texas 75219

July 22, 2011

Mesa Energy, Inc.
Attention: Randy M. Griffin, C.E.O.
5220 Spring Valley Road, Ste. 525
Dallas, Texas 75254

Re:           Loan Agreement

Ladies and Gentlemen:

This letter sets forth the Loan Agreement (this “Loan Agreement”) among Mesa Energy, Inc., a Nevada corporation (“Borrower”); Mesa Energy Holdings, Inc., a Delaware corporation, Tchefuncte Natural Resources, LLC (“TNR”), a Louisiana limited liability company, and Mesa Gulf Coast, LLC (“MGC”), a Texas limited liability company (collectively, “Guarantors”); and The F&M Bank & Trust Company (“Lender”), an Oklahoma state bank, with respect to loans from Lender to Borrower and obligations of Borrower to Lender.

1.           Loans. (a) Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments, and documents executed and delivered in connection herewith (collectively the “Loan Documents”), Lender agrees to make a revolving loan in the maximum amount of $25,000,000.00 to Borrower (the “Revolving Loan”) on the terms set forth in the Revolving Promissory Note attached as Exhibit A (the “Revolving Note”), for the purposes set forth below.  Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow on a revolving basis from time to time during the period commencing on the date hereof and continuing through 11:00 a.m. (Dallas, Texas time) on July 22, 2013 (the “Termination Date”), such amounts as Borrower may request under the Revolving Loan; provided, however, the total principal amount outstanding at any time shall not exceed the lesser of (i) the aggregate sums permitted under the Borrowing Base (as defined below), which is initially set at $8,250,000.00, or (ii) $25,000,000.00.  All sums advanced under the Revolving Loan, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Termination Date.

(b)           The unpaid principal balance of the Revolving Note shall bear interest from the date advanced until paid or until Event of Default (as defined below) or the Termination Date at a fluctuating rate equal to the Base Rate plus one percent (1.00%) per annum (as defined in the Revolving Note); provided, however, that the interest rate payable on the Revolving Note shall never fall below a floor rate of five and three-fourths of one percent (5.75%) per annum.

(c)           Advances on the Revolving Loan may be used only for the following purposes: (i) the acquisition and development of oil and natural gas reserves to be held by Borrower’s subsidiaries, TNR and MGC, (ii) the issuance of Letters of Credit (as defined below), (iii) capital expenditures, and (iv) working capital purposes.  Borrower shall give notice to Lender of any requested advance on the Revolving Loan, in the form of the Request for Borrowing attached as Exhibit B, not later than 10:00 a.m. (Dallas, Texas time) on the date of the requested advance.  The notice of advance may be given telephonically if promptly confirmed in writing by delivery of Request for Borrowing.

(d)           At the request of Borrower, Lender may from time to time issue one or more letters of credit for the account of Borrower or any affiliates (the “Letters of Credit”); provided, however, that Lender shall not be obligated to issue a Letter of Credit if:  (i) the conditions set forth in Subsection (b) of Section 5 are not met, (ii) the form of the Letter of Credit is not acceptable to Lender, (iii) issuance of the Letter of Credit will not comply with the purposes and provisions of Subsection (c) of Section 1 of the Loan Agreement, or (iv) the aggregate undrawn amount of all outstanding Letters of Credit (the “LC Exposure”) will exceed fifty percent (50%) of the Borrowing Base.  Borrower’s availability on the Revolving Loan will be reduced by the LC Exposure.  Any fundings under any Letters of Credit will be treated as an advance on the Revolving Loan and will be secured by the Security Documents (as defined below).  All Letters of Credit shall be for a term of up to one year (or longer if necessary for regulatory requirements) but shall expire not later than five days prior to the Termination Date, unless adequately secured by cash collateral held by Lender.  Unless Lender expressly agrees otherwise, no Letter of Credit will be issued for the benefit of a third-party counterparty as security for any Hedge Transactions (as defined below).  Borrower will sign and deliver Lender’s customary forms for the issuance of Letters of Credit and pay the Letter of Credit Fee set forth below.

(e)           At the request of Borrower and in the sole discretion of Lender, Lender may from time to time issue one or more auction letters or letters of guarantee in connection with auctions or other purchases of oil and gas properties by Borrower.  Each auction letter and letter of guarantee will have an expiration date not longer than ten (10) days from the date of the letter.  Notwithstanding any provision to the contrary, Borrower’s availability on the Revolving Loan will be reduced by the aggregate maximum amount stated in all unexpired auction letters and letters of guarantee until Lender is satisfied that (i) Borrower was unsuccessful in the auction or purchase, or (ii) Borrower consummates the purchase of the oil and gas properties.  Any fundings pursuant to an auction letter or letter of guarantee will be treated as an advance on the Revolving Loan and will be secured by the Security Documents.  Borrower agrees to pay to Lender its customary fees for issuance of each auction letter and letter of guarantee.

(f)           Borrower agrees to pay to Lender the following fees that are non-refundable and earned by Lender upon execution of this Loan Agreement unless otherwise stated:

(i)           Upon execution of this Loan Agreement, Borrower agrees to pay Lender an Upfront Origination Fee in the amount of $41,250.00.

(ii)          Upon any increase in the Borrowing Base, Borrower agrees to pay Lender an Increase Fee equal to one-half of one percent (0.50%) of the increase in the Borrowing Base.

(iii)         Borrower agrees to pay to Lender an Unused Fee equal to one-half of one percent (0.50%) per annum (computed on the basis of actual days elapsed and as if each calendar year consisted of 360 days) of the average for the period of calculation of an amount determined daily equal to the difference between the Borrowing Base and the sum of the following (collectively the “Aggregate Exposure”): (i) the aggregate outstanding principal balance of the Revolving Loan at such time, plus (ii) the LC Exposure.  This Unused Fee is payable quarterly within ten (10) days of Borrower’s receipt of an invoice from Lender, setting forth evidence of the calculation of the Unused Fee for the preceding calendar quarter.

(iv)         Borrower agrees to pay to Lender a Letter of Credit Fee equal to two percent (2.00%)  per annum, calculated on the aggregated stated amount of each Letter of Credit for the stated duration thereof (computed on the basis of actual days elapsed as if each year consisted of 360 days), plus an additional $500 per Letter of Credit, due upon issuance.  Any renewal or extension of a Letter of Credit will be treated as a new issuance for the purpose of the Letter of Credit fees.

(v)          Upon each subsequent unscheduled redetermination of the Borrowing Base requested by Borrower, Borrower will pay a Redetermination Fee in the amount of $5,000.00, in addition to applicable fees.

(g)          The Revolving Loan, all other loans now or hereafter made by Lender to Borrower, and any renewals or extensions of or substitutions for those loans, will be referred to collectively as the “Loans.”  The Revolving Note, all other promissory notes now or hereafter payable by Borrower to Lender, and any renewals or extensions of or substitutions for those notes, will be referred to collectively as the “Notes.”

(h)           So long as there are no amounts outstanding on the Revolving Note, no outstanding Letters of Credit, and no outstanding Hedge Transactions with Lender or any Hedge Provider, Borrower may terminate the Revolving Loan by providing thirty (30) days written notice to Lender.  After Borrower has provided such notice to Lender, Borrower may not make any additional advances on the Revolving Loan, request the issuance of any Letter of Credit, or enter into any Hedge Transaction with Lender or any Hedge Provider.  Upon expiration of the thirty-day notice, this Loan Agreement shall terminate, except for any provisions that expressly survive the termination.

2.           Collateral.  (a)  Payment of the Notes, the Hedge Liabilities (as defined below), all obligations with respect to Letters of Credit, all other obligations, fees, and expenses due pursuant to this Loan Agreement or the other Loan Documents, all obligations, fees, and expenses with respect to treasury and cash management services, and all other secured indebtedness under the Security Documents (collectively the “Secured Obligations”) will be secured by the liens and security interests created or described in the following (collectively the “Security Documents”): (i)  a Mortgage, Collateral Assignment, Security Agreement, and Financing Statement of even date, executed by TNR in favor of Lender, and covering oil and gas properties located in LaFourche and Plaquemines Parish, Louisiana; (ii) a Security Agreement of even date, executed by TNR in favor of Lender, and covering all personal property of TNR; and (iii) any other security documents now or hereafter executed in connection with the Loans, the Hedge Liabilities, or any other Secured Obligations.  All oil and gas properties now or hereafter mortgaged to Lender to secure the Loan, including the oil and gas properties covered by the Security Documents, will be referred to as the “Properties.”  If requested by Lender, Borrower and Guarantors will execute in favor of Lender mortgages, deeds of trust, security agreements, or amendments, in Proper Form (as defined below), mortgaging any additional oil and gas properties and all additional interests in the Properties acquired by Borrower or Guarantors so that Lender will continuously maintain under mortgage not less than eighty percent (80%) of the aggregate present value (as calculated by Lender in its sole discretion in accordance with the methods set forth below for the Borrowing Base) assigned to Borrower’s or Guarantors’ oil and gas properties based upon Lender’s most-recent in-house evaluation.  The term “Proper Form” means in form, substance, and detail satisfactory to Lender in its sole discretion, reasonably exercised.

(b)           Payment of the Secured Obligations will also be guaranteed by each of the Guarantors pursuant to Unlimited Guaranties in Proper Form (collectively the “Guaranties”).    The Secured Obligations shall also be guaranteed by all existing and hereafter acquired companies, subsidiaries, or partnerships of Borrower; and Borrower agrees to cause all such companies, subsidiaries, and partnerships to execute and deliver guaranties in Proper Form to Lender.

(c)           Borrower shall, upon request of Lender, deliver to Lender title opinions and/or other title information acceptable to Lender  covering at least eighty percent (80%) of the present value (as determined by Lender in the manner set forth for Borrowing Base determinations below) of the Properties and the oil and gas properties which are to become Properties, along with such other information regarding title as Lender shall reasonably request, all in Proper Form and from attorneys or landmen acceptable to Lender.  Lender reserves the right to immediately exclude any oil and gas property from the Borrowing Base if Lender learns of any material title issue with respect to the oil and gas property or if Lender’s review of Borrower’s or Guarantors’ title to the oil and gas property indicates that title is unacceptable to Lender, in its sole discretion, reasonably exercised.

(d)           After an Event of Default (as defined below) that remains uncured after  the expiration of any notice and cure period required by this Loan Agreement, or if there is an existing Borrowing Base deficiency that is not addressed by Borrower in accordance with Subsection (b) of Section 3 below, Lender reserves the right to require Borrower and Guarantors to set up a lockbox account to be managed by Lender for the purpose of collection of production proceeds attributable to Borrower’s and Guarantors’ interest in the Properties.  Borrower and Guarantors agree that upon Lender’s election to require the lockbox after an Event of Default which remains uncured, Lender will receive the proceeds of oil and gas produced from or attributable to Borrower’s and Guarantors’ interest in the Properties for application to the Secured Obligations in such order as Lender shall determine in its discretion; and Borrower and Guarantors hereby direct all production purchasers or operators distributing proceeds to pay Borrower’s and Guarantors’ distributions attributable to Borrower’s and Guarantors’ interest in the Properties directly to Lender, if Lender so elects.  All production proceeds attributable to the Properties received in the lockbox account by  Lender that are attributable to another person’s or entities’ interest in the Properties shall be released immediately to Borrower upon Borrower’s request.  All production proceeds attributable to Borrower’s and Guarantors’ interest in the Properties received in the lockbox account by Lender in excess of the current scheduled monthly payment and any other fees or expenses owed to Lender will be transferred to Borrower at the end of each month for its use consistent with the provisions of this Loan Agreement, so long as there is no existing Event of Default.  If the production proceeds attributable to Borrower’s interest in the Properties received by Lender during any month are not sufficient to make the scheduled monthly payment, Borrower will pay Lender the deficiency within ten (10) days.  Contemporaneously with the execution of this Loan Agreement, Borrower and Guarantors will sign and deliver to Lender letters in lieu of transfer orders to all purchasers of production directing those parties to pay all proceeds attributable to Borrower’s and Guarantors’ interest in the Properties to the lockbox account, and these letters, signed in blank, will be held by Lender until such time as Lender elects to require the lockbox after an Event of Default which remains uncured in accordance with this Subsection (d) of Section 2.

(e)           Unless a security interest would be prohibited by law or would render a nontaxable account taxable, Borrower and Guarantors grant to Lender a contractual possessory security interest in, and hereby assigns, pledges, and transfers to Lender all Borrower’s and Guarantors’ rights in any deposits or accounts now or hereafter maintained with Lender (whether checking, savings, or any other account), excluding, however, accounts maintained by Borrower and Guarantors at Lender for the purpose of revenue distribution to third parties entitled to those revenues and any other accounts held by Borrower and Guarantors for the benefit of a third party.  Borrower and Guarantors authorize Lender, to the extent permitted by applicable law, to charge or setoff any sums owing on the Secured Obligations against any and all such deposits and accounts; and Lender shall be entitled to exercise the rights of offset and banker’s lien against all such accounts and other property or assets of Borrower and Guarantors with or in the possession of Lender to the extent of the full amount of the Secured Obligations.

3.           Borrowing Base.  (a) On or about April 1st and October 1st of each year, commencing April 1, 2012, and at any other time and from time to time while this Loan Agreement is in force, Lender may determine or redetermine, in its sole discretion, a Borrowing Base.  In addition, Lender may reasonably require an unscheduled redetermination at any time and from time to time, and Borrower shall have the right to request an unscheduled redetermination of the Borrowing Base by Lender once per six-month period between scheduled redeterminations, and Lender shall conduct such redetermination using the methods described in this Section.  The term “Borrowing Base” refers to the designated loan value (as calculated by Lender in its sole discretion, reasonably exercised) assigned to the discounted present value of future net income accruing to Borrower’s and Guarantors’ oil and gas properties (and related gathering systems and processing and plant operations) based upon Lender’s in-house evaluation.  Lender’s determination of the Borrowing Base will use such methodology, assumptions, and discount rates customarily used by Lender with respect to credits of a similar size and nature in assigning collateral value to oil and gas properties and will be based upon such other credit factors or financial information available to Lender at the time of each determination, including, without limitation, current market conditions and Borrower’s assets, liabilities, cash flow, liquidity, business, properties, prospects, management, and ownership.  Borrower acknowledges that increases in the Borrowing Base are subject to appropriate credit approval by Lender and may be subject to additional terms and conditions.

(b)           The sum of the outstanding principal balance owing on the Revolving Notes, plus the LC Exposure (collectively the “Aggregate Exposure”), may not exceed the Borrowing Base at any time, subject to the payout provisions below in the event of a Borrowing Base decrease.  A decrease in the Borrowing Base will result in an immediate decrease in Lender’s commitment under the Revolving Loan.  If the redetermined Borrowing Base is less than the Aggregate Exposure, Lender will notify Borrower of the amount of the Borrowing Base and the amount of the deficiency.  Within ten (10) days after notice is sent by Lender, Borrower shall provide written notice to Lender of its intention to remedy the deficiency by one or more of the following:  (i) making a lump sum payment on the Revolving Note within thirty (30) days after the deficiency notice is sent by Lender to reduce the Aggregate Exposure to an amount equal to or less than the new Borrowing Base; (ii) committing to make six (6) equal monthly installment payments to reduce the Aggregate Exposure to an amount equal to or less than the new Borrowing Base, with the first monthly installment due within thirty (30) days after the deficiency notice is sent by Lender and subsequent installments on the same day of each successive month; or (iii) mortgaging additional collateral, which must be acceptable to Lender as to type, value, and title, within thirty (30) days after the deficiency notice is sent by Lender.

(c)           At the time of any redetermination, Lender reserves the right to establish an equal Monthly Commitment Reduction (“MCR”) amount by which the Borrowing Base shall be automatically reduced effective as of each calendar month until the next Borrowing Base redetermination.  Lender’s determination of the MCR will use such methodology, assumptions, and discount rates customarily used by Lender with respect to credits of a similar size and nature in determining commitment reductions and will be based upon such other credit factors or financial information available to Lender at the time of each determination, including, without limitation, the economic half-life of the Properties, and Borrower’s assets, liabilities, cash flow, liquidity, business, properties, prospects, management, and ownership.  The MCR will initially be set at $150,000 per month, commencing on November 22, 2011, and continuing each month thereafter until reset by Lender.  If the Aggregate Exposure shall exceed the Borrowing Base solely because of an MCR reduction, Borrower shall promptly make a single lump sum payment in an amount not to exceed the MCR to reduce the Aggregate Exposure below the Borrowing Base.  If the Aggregate Exposure shall exceed the Borrowing Base because of a Borrowing Base redetermination (or a Borrowing Base redetermination combined with a required MCR), Borrower shall have the right to cure set forth in Subsection (b) above; provided, however, that if the MCR was applicable before the Borrowing Base redetermination, then the MCR amount will be due in a lump sum and Lender may continue the MCR at the same amount or change the MCR effective on the redetermination date.

(d)           If Borrower or Guarantors sell, transfer, or otherwise dispose of any oil and gas properties included in the Borrowing Base that have a present value according to the reserve report meeting the requirements of Section 9(d) below (the “Reserve Report”) used for the most-recent Borrowing Base redetermination in excess of five percent (5%) of the most-recent Borrowing Base, Lender reserves the right to redetermine the Borrowing Base in accordance with this Section 3, which redetermination will be in addition to any special redeterminations permitted to Lender under Subsection (a) above.  Any Borrowing Base deficiency resulting from the sale of any oil and gas properties shall be immediately reduced by a single lump sum payment in an amount not to exceed the net proceeds from the sale of the oil and gas properties, and any remaining deficiency after the Borrowing Base redetermination shall be cured by Borrower pursuant to Subsection (b) above.

(e)           If, on or before August 15, 2011, Borrower obtains and furnishes to Lender the written consent, in Proper Form, of Ethan Miller to the assignment to TNR of the leases on which the Carl Mitchell Wells in LaFourche Parish, Louisiana are located, then the initial Borrowing Base shall then be increased to $10,500,000.00 so long as (i) no Event of Default has occurred and remains uncured, and (ii) Borrower pays to Lender an additional up-front fee of $11,250.00.

4.           Hedges and Swaps.  (a)  Definitions.  As used in this Loan Agreement and the Loan Documents, the following terms have the meanings assigned below:

(i)           “ISDA Agreement” means any International Swaps and Derivatives Association, Inc. master agreement or any similar agreement (with all related schedules, annexes, exhibits, amendments, and confirmations), now existing or hereafter entered into by Borrower or Guarantors, as amended, modified, replaced, consolidated, extended, renewed, or supplemented from time to time.

(ii)          “Hedge Transaction” means all Transactions (as defined in the ISDA Agreement) and any other commodity swap (including price protection for future production of oil, gas, or other hydrocarbons or mineral or mining interests and rights therein), commodity option, interest rate swap (including rate hedge products), basis or currency or cross-currency rate swap, forward rate, cap, call, floor, put, collar, future rate, forward agreement, spot contract, or other credit, price, foreign exchange, rate, equity, equity index option, bond option, interest rate option, rate protection agreement, currency option, or other option, or commodities derivative, exchange, risk management, or protection agreement, or commodity, securities, index, market, or price-linked transaction or agreement, or any option with respect to any such transaction or similar transaction or combination of any of the foregoing, now existing or hereafter entered into by Borrower or Guarantors, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices, indexes, or other financial measures and whether such transactions or combinations thereof are governed by or subject to any ISDA Agreement or other similar agreement or arrangement, including all obligations and liabilities thereunder, and including all renewals, extensions, amendments, and other modifications or substitutions.

(iii)         “Hedge Liabilities” means any and all liabilities and  obligations of every nature and howsoever created, direct, indirect, absolute, contingent, or otherwise, whether now existing or hereafter arising, created, or accrued, of Borrower or Guarantors from time to time owed or owing to any Hedge Provider in connection with any ISDA Agreement [and each Transaction (as defined in the ISDA Agreement) and each Confirmation (as defined in the ISDA Agreement)] or any Hedge Transaction, including, but not limited to, obligations and liabilities arising in connection with or as a result of early or premature termination, cancellation, rescission, buy back, reversal, or assignment or other transfer of a Hedge Transaction, and including any obligations or liabilities under any Letters of Credit issued in connection with Hedge Transactions to which another entity is a counter-party, whether for principal, interest (including interest which, but for the filing of a petition in  bankruptcy with respect to such obligor, would have accrued on such obligation, whether or not a claim is allowed for such interest in the related bankruptcy proceedings), reimbursement obligations, fees, expenses, indemnification, or otherwise.

(iv)         “Hedge Provider” means Cargill, Incorporated, or any other party now or hereafter entering into an intercreditor agreement with Lender and Borrower with respect to Hedge Transactions for Borrower.

(b)           ISDA Agreement.  Borrower and/or Guarantors and Hedge Provider may enter into an ISDA Agreement, governing certain Hedge Transactions available to Borrower and Guarantors from Hedge Provider; provided, however, that any ISDA Agreement among Borrower or Guarantors and any Hedge Provider must not provide for any collateral or credit support other than as provided under the Security Documents.  Borrower and Guarantors may enter into Transactions (as defined in the ISDA Agreement) subject to the provisions of Confirmations (as defined in the ISDA Agreement).  Notwithstanding any provision to the contrary, the provisions of this Loan Agreement, the Security Documents, and all other Loan Documents shall remain in force until all Hedge Transactions have expired and all Hedge Liabilities have been satisfied in full, even though the Loans may have previously been paid in full and terminated.

(c)           Security.  Borrower and Guarantors agree that the Security Documents shall secure payment of all Hedge Liabilities.  Borrower, Guarantors, and Lender hereby agree that the Hedge Liabilities and the other Secured Obligations shall rank pari passu and shall collectively be secured by the Security Documents on a pro rata basis.  The benefit of the Security Documents and of the provisions of this Loan Agreement relating to the collateral shall also extend to and be available to Hedge Provider on a pro rata basis with respect to any Secured Obligations.

(d)           Required Hedges and Termination.  Borrower and Guarantors shall enter into Hedge Transactions at such volumes and prices as Lender may reasonably require in connection with the Properties included in the calculation of the Borrowing Base including, without limitation, those set forth herein.  If and to the extent any Hedge Transaction is so required or is otherwise used in calculation of the Borrowing Base even if not required, then such Hedge Transaction cannot be cancelled, liquidated, or “unwound” without the prior written consent of Lender.

(e)           Hedging Limitations.  Borrower and Guarantors shall not enter into any Hedge Transaction related to crude oil, natural gas, or other commodities, except hedging required by Lender and except for Hedge Transactions which meet the following requirements:

(i)           Hedge Transactions resulting in a cap or ceiling on the price to be received by Borrower and Guarantors, involving in the aggregate at any time not more than ninety percent (90%)  of Borrower’s and Guarantors’ anticipated production from its proved developed producing oil and gas properties (as forecast in Lender’s most recent  engineering valuation of Borrower’s oil and gas properties) and calculated separately for oil and for natural gas; provided, however, that Borrower may enter into Hedge Transactions resulting only in a floor price per barrel or mcf that exceed these volume limitations to the extent that Borrower reasonably anticipates increased production from its oil and gas properties; and

(ii)          Hedge Transactions that would not result in a cap or ceiling price per barrel or mcf lower than the base case price used by Lender in the most-recent engineering evaluation of Borrower’s and Guarantors’ oil and gas properties, adjusted for variances between the hedging price and Borrower’s and Guarantors’ actual product price as determined by Lender, or otherwise at hedging prices acceptable to Lender; and

(iii)         Hedge Transactions that would result in a cap or ceiling price per barrel or mcf higher than or equal to the base case price used by Lender in the most-recent engineering evaluation of Borrower’s oil and gas properties, adjusted for variances between the hedging price and Borrower’s actual product price as determined by Lender, or otherwise at hedging prices acceptable to Lender; and

(iv)         Hedge Transactions that would result in a fixed price per barrel or mcf higher than or equal to the base case price used by Lender in the most-recent engineering evaluation of Borrower’s oil and gas properties, adjusted for variances between the hedging price and Borrower’s actual product price as determined by Lender, or otherwise at hedging prices acceptable to Lender; and

(v)          Hedge Transactions that include a “price floor” or comparable financial hedge or risk management agreement acceptable to Lender in all respects (including, without limitation, price and term); and

(vi)         Hedge Transactions that are each for a period not to exceed twenty-four (24) months or twelve (12) months beyond the Termination Date; and

(vii)        Hedge Transactions where, in each case, the underlying contracts are with Hedge Provider, as counterparty, with a counter-party (or the parent entity thereof) approved in writing by Lender and who at the time the contract is made has long-term obligations rated BBB+ or better by Standard & Poor’s Ratings Group or Baa1 or better by Moody’s Investors Services, Inc., or with a counter-party that is otherwise approved by Lender in writing; and

(viii)       Hedge Transactions that are not effective at concurrent or overlapping periods of time on the same volumes of production on both a physical and financial basis, unless the combined volumes are in compliance with the volume limitations set forth above; and

(ix)          Hedge Transactions with respect to which no margin account is established or maintained and which provide for no collateral security or posted collateral to be due from Borrower under any circumstances, other than the security provided to Hedge Providers under the Security Documents; and

(x)           Hedge Transactions that are otherwise in form, content, and substance acceptable to Lender.

Borrower may enter into swaps, collars, floors, caps, options, corridors, or other contracts, as such terms are commonly known within the capital markets, which are intended to reduce or eliminate the risk of fluctuation in interest rates for the purpose and effect of fixing and capping interest rates on a principal amount of indebtedness of Borrower; provided that (A) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness of Borrower to be hedged by such contract and the interest rate exposure would not cause the notional amount of all such Hedge Transactions then in effect for the purpose of hedging interest rate exposure to exceed seventy-five percent (75%) of the total consolidated funded indebtedness of Borrower projected to be outstanding for any period covered by such Hedge Transaction, and (B) Borrower shall not establish or maintain any margin accounts with respect to such contracts.

(f)           Speculation.  Borrower shall not invest for speculative purposes in any Hedge Transactions or in any other options, futures, or derivatives.

(g)           Third Party Hedge Transactions.  If a Hedge Transaction is entered into with an outside counter-party, (i) notwithstanding Subsection (d) of Section 1 of this Loan Agreement, Lender shall not be required to provide any Letter of Credit with respect to any margin call on the Hedge Transactions, unless Lender, in its sole discretion, agrees to do so; and (ii) Borrower and Guarantors shall collaterally assign and pledge in favor of Lender a first-priority continuing security interest in the applicable trading account and the Hedge Transactions, including the Hedge Transactions listed in Schedule 1 attached, as additional security for the Secured Obligations.  In connection therewith, Borrower shall execute and deliver to Lender such security agreements, control agreements, and financing statements as deemed appropriate by Lender to create and perfect the continuing security interest therein.

(h)           Required Hedges.  On or before fifteen (15) days after the date of this Loan Agreement, Borrower and Guarantors, as applicable, will enter into Hedge Transactions covering crude oil and natural gas meeting the following requirements: (i) Hedge Transactions involving in the aggregate at lease fifty percent (50%) of Borrower’s and Guarantors’ anticipated production from its proved developed producing oil and gas properties (as forecast in Lender’s most recent engineering valuation of the Properties); (ii) Hedge Transactions for a period of not less than twenty-four months; (iii) Hedge Transactions resulting in a fixed price or floor price per barrel equal to or greater than $100.00 per barrel or $4.00 mcf of natural gas, or otherwise at hedging prices acceptable to Lender; and (iv) Hedge Transactions that are assignable to Lender as additional security for the Secured Obligations.

5.           Conditions Precedent.  (a)  The obligation of Lender to make the initial advance on the Revolving Loan is subject to Borrower’s satisfaction, in Lender’s sole discretion, of the following conditions precedent:

(1)          Borrower shall be in compliance in all material respects with all existing obligations, there shall be no default at closing, and all representations and warranties in connection with existing obligations must be true in all material respects.

(2)          the negotiation, execution, and delivery of Loan Documents in Proper Form, including, but not limited to, the following:

(i)	this Loan Agreement;
(ii)	the Revolving Note;
(iii)	the Security Documents;
(iv)	the Guaranties;
(v)	Letters in Lieu.

(3)          satisfactory evidence that Lender holds perfected liens and security interests in all collateral for the Secured Obligations, subject to no other liens or security interests other than the Permitted Liens (as defined below).

(4)          receipt and satisfactory review by Lender of a Reserve Report for the Borrowing Base properties.

(5)          there shall not have occurred any result, occurrence, condition, change, fact, event, circumstance, or effect that, individually or in the aggregate, has caused or would reasonably be expected to cause a material adverse change in (i) the financial condition, business, assets, properties, liabilities (actual and contingent), operations or results of operations of Borrower or Guarantors, (ii) the ability of Borrower or Guarantors to own their assets and conduct business in the ordinary course as presently owned and conducted, or (iii) the ability of Borrower or Guarantors to perform their obligations under or consummate the transactions contemplated by the Loan Documents (collectively “Material Adverse Change”).

(6)          there being no order or injunction or other pending or threatened litigation in which there is a reasonable possibility, in Lender’s judgment, of a decision which could result in a Material Adverse Change.

(7)           Lender shall have completed and approved a review of title to, and the status of the environmental condition of, the Properties, and the results of such review shall be acceptable to Lender in its sole discretion.

(8)           Lender’s receipt and review, with results satisfactory to Lender and its counsel, of information regarding litigation, tax, accounting, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities of Borrower.

(9)           Borrower’s and Guarantors’ establishment of operating accounts with Lender.

(10)        Borrower shall deliver legal opinions in Proper Form, from Borrower’s counsel, regarding Borrower’s and Guarantors’ authority, the enforceability of the Loan Documents, and other matters reasonably required by Lender.

(11)        Borrower shall deliver certificates of the appropriate government officials of the state of incorporation or organization of Borrower as to the existence and good standing of Borrower and Guarantors, dated within ten (10) days prior to the date of this Loan Agreement.

(b)           Lender will not be obligated to make the Loans or any subsequent advance on the Loans or issue any Letter of Credit, if, prior to the time that a loan or advance is made or a Letter of Credit is issued, (i) there has been any Material Adverse Change, (ii) any representation or warranty made by Borrower and Guarantors in this Loan Agreement or the other Loan Documents is untrue or incorrect in any material respect as of the date of the advance or loan,  (iii) Lender has not received all Loan Documents appropriately executed by Borrower, Guarantors, and all other proper parties, (iv) Lender has requested that Borrower and Guarantors execute additional loan or security documents and those documents have not yet been properly executed, delivered, and recorded, (v) Borrower is not in compliance with the Borrowing Base and all reporting requirements, or (vi) an Event of Default (as defined below) has occurred and is continuing.

6.           Representations and Warranties.  Borrower and Guarantors hereby represent and warrant to Lender as follows:

(a)           The execution, delivery, and performance of this Loan Agreement, the Notes, the Security Documents, and all of the other Loan Documents by Borrower and Guarantors have been duly authorized, and this Loan Agreement, the Notes, the Security Documents, and all of the other Loan Documents constitute legal, valid, and binding obligations of Borrower and Guarantors, as applicable, enforceable in accordance with their respective terms;

(b)           The execution, delivery, and performance of this Loan Agreement, the Notes, the Security Documents, and the other Loan Documents, and the consummation of the transaction contemplated, do not require the consent, approval, or authorization of any third party and do not and will not conflict with, result in a violation of, or constitute a default under (i) any provision of Borrower’s or any Guarantor’s formation documents, or (ii) any law, governmental regulation, court decree, or order applicable to Borrower or Guarantors;

(c)           Each financial statement of Borrower, now or hereafter supplied to Lender, was (or will be) prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”), in Proper Form, and truly discloses and fairly presents in all material respects Borrower’s financial condition as of the date of each such statement, and there has been no Material Adverse Change subsequent to the date of the most recent financial statement supplied to Lender;

(d)           There are no actions, suits, or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantors, or the Properties, before any court or governmental department, commission, or board, which, if determined adversely, would reasonably be expected to cause a Material Adverse Change;

(e)           Borrower and Guarantors have filed all federal, state, and local tax reports and returns required by any law or regulation to be filed and have either duly paid all taxes, duties, and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected;

(f)           Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any “defined benefit plan” (as defined in ERISA) maintained or contributed to by Borrower (each a “Plan”); no “Reportable Event” as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower, unless the reporting requirements have been waived by the Pension Benefit Guaranty Corporation; and Borrower has met its minimum funding requirements under ERISA with respect to each Plan;

(g)           Borrower and Guarantors have disclosed to Lender all of the terms of all material agreements affecting the Properties, including all gas balancing agreements and advance payment contracts;

(h)           Borrower certifies that Borrower has no existing subsidiaries or other entities owned by Borrower other than Guarantors;

(i)           As of the date of this Loan Agreement, Borrower or Guarantors have not entered into any existing ISDA Agreements or Hedge Transactions with any parties;

(j)           (i)            Borrower is not in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act (collectively “Anti-Terrorism Laws”) or knowingly engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii)          Borrower is not any of the following (each a “Blocked Person”):  (A)  a person or entity that is listed in the annex, to, or is otherwise subject to the provisions of, Executive Order No. 13224; (B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (C) a person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (E) a person or entity who is affiliated with any person or entity covered by this Subsection.

(iii)         Borrower does not (i) conduct any business or engage in making or receiving any contribution of funds, goods, or services to or for the benefit of any Blocked Person, or (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(iv)         Borrower is not in violation of any rules or regulations promulgated by the Office of Foreign Asset Controls (“OFAC”) or of any economic or trade sanctions or administered and enforced by OFAC, or is not conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

7.           Covenants.  Until the Loans, the Hedge Liabilities, and all other Secured Obligations are fully paid and satisfied, no Letters of Credit are outstanding, and any commitment of Lender under this Loan Agreement is terminated, Borrower and Guarantors shall, unless Lender otherwise consents in writing:

(a)           (i) Maintain their existence in good standing in the respective states of their formation, maintain their authority to do business in all other states in which either is required to qualify, and maintain full legal capacity to perform all their obligations under this Loan Agreement and the Loan Documents, (ii) continue to operate their business as presently conducted and preserve and maintain the rights, licenses, permits, privileges, and franchises material to the conduct of their business, (iii) not permit a material change in their ownership, control, or management, (iv) not permit their dissolution, liquidation, or other termination of existence or forfeiture of right to do business, (v) not form any subsidiary without notifying Lender in writing at least thirty (30) days in advance, (vi) not permit a merger or consolidation (unless Borrower is the surviving entity), (vii) not acquire all or substantially all of the assets of any other entity without first notifying Lender in writing at least thirty (30) days in advance, and (viii) not amend their formation documents, without the prior written consent of Lender.

(b)           Manage the Properties in an orderly and efficient manner consistent with good business practices, and perform and comply in all material respects with all statutes, rules, regulations, and ordinances imposed by any governmental unit upon the Properties, or their operations, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, including, without limitation, (i) the Natural Gas Policy Act of 1978, (ii) all environmental laws, and (iii) all permits, licenses, registrations, approvals, and authorizations (x) related to any natural or environmental resource or media located on, above, within, related to or affected by any Properties, (y) required for the performance of the operations, or (z) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any hazardous substances; use its best efforts to cause all employees, agents, contractors, subcontractors, to comply with all such laws as may be necessary or appropriate to enable Borrower or Guarantors to so comply; and not do anything or permit anything to be done that would subject any of the Properties to any remedial obligations under any environmental law, assuming disclosure to applicable governmental authorities of all relevant facts, conditions, and circumstances.

(c)           Maintain insurance as customary in the industry or as reasonably required by Lender, including but not limited to, casualty, comprehensive property damage, business interruption, and commercial general liability, and other insurance, including worker’s compensation (if necessary to comply with law), naming Lender as an additional insured and a loss payee, as applicable, and containing provisions prohibiting their cancellation without prior written notice to Lender, and provide Lender with evidence of the continual coverage of those policies prior to the lapse of any policy.

(d)           Not sell, assign, transfer, or otherwise dispose of all or any interest in the Properties, any oil and gas properties included in the Borrowing Base, or any other material assets, except for (i) the sale of hydrocarbons in the ordinary course of business, (ii) the sale or transfer of equipment that is no longer necessary or that is replaced by equipment of at least comparable value and use, and (iii) the sale of oil and gas properties having an aggregate present value according to the Reserve Report used for the most-recent Borrowing Base redetermination less than five percent (5%) of the most-recent Borrowing Base per fiscal year, without the prior written consent of Lender, provided that Lender shall not unreasonably withhold, condition, or delay its consent for any sale, farmout, farmin, or other disposition of any oil and gas properties or any interest therein, so long as: (x) the net sales proceeds received are equal to or greater than the net present value of the proved developed producing oil and gas reserves attributable to such properties or interest, as of the most recent redetermination date (scheduled or otherwise) discounted at nine percent (9%); (y) any resulting Borrowing Base deficiency after exclusion of the sale properties from the Borrowing Base is immediately eliminated by a single lump sum payment; and (z) there is no existing Event of Default.

(e)           Promptly inform Lender of (i) any Material Adverse Change, (ii) all litigation and claims which would reasonably be expected to cause a Material Adverse Change, (iii) all actual or contingent material liabilities, (iv) any change in name, identity, or structure, and (v) any uninsured or partially insured loss of any collateral through fire, theft, liability, or property damage.

(f)           Maintain their books and records in accordance with GAAP, and permit Lender to examine, audit, and make and take away copies or reproductions of their books and records, reasonably required by Lender, at all reasonable times; and permit such persons as Lender may designate at reasonable times to visit and inspect the Properties and examine all records with respect to the Properties; and pay for the reasonable cost of such examinations, audits, and inspections required by Lender.

(g)           Pay and discharge when due all indebtedness and obligations,  including without limitation, all assessments, taxes, governmental charges, levies, and liens, of every kind and nature, imposed upon them or the Properties, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon the Properties, income, or profits, and pay all trade payables and other current liabilities incurred in the ordinary course of business within ninety (90) days of their due date; provided, however, Borrower will not be required to pay and discharge any such indebtedness, obligation, payable, assessment, tax, charge, levy, lien, or claim, so long as (i) the same shall be contested in good faith by appropriate judicial, administrative, or other legal proceedings, and (ii) they have established adequate reserves with respect to such contested indebtedness, obligation, payable, assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

(h)           Not directly or indirectly create, incur, assume, or permit to exist any indebtedness (including guaranties), secured or unsecured, absolute or contingent, except for the following (the “Permitted Indebtedness”):  (i) the indebtedness to Lender, (ii) any trade payables, taxes, and current liabilities incurred in the ordinary course of business, (iii) the existing indebtedness disclosed in Schedule 2 attached, (iv) obligations related to Hedge Transactions permitted by this Loan Agreement, and (v) additional indebtedness not to exceed $250,000.00 in the aggregate.

(i)           Not mortgage, collaterally assign, hypothecate, pledge, or encumber, and not create, incur, or assume any lien or security interest on or in, the Properties (or any interest in the Properties), any oil and gas properties included in the calculation of the Borrowing Base, or any of Borrower’s property or assets, except the following (collectively the “Permitted Liens”):  (ii) those in favor of Lender, (iii) those existing and disclosed to Lender in writing, (iv) liens for taxes not delinquent or being contested in good faith, (v) landlord’s liens, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction, or other like liens with respect to obligations not overdue or being contested in good faith, (vi) liens resulting from deposits to secure the payments of workers’ compensation or social security, (vii) purchase money security interests, capital leases, or construction liens that attach solely to the asset acquired, leased, or constructed, that secure indebtedness in an amount less than the cost and the fair market value of the asset acquired or constructed, and that are in an aggregate amount not to exceed $100,000.00, (viii) contractual liens that arise in the ordinary course of business under or in connection with operating agreements, oil and gas leases, farm-out agreements, contracts for the sale, transportation, or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring, and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith, (viii) rights of set-off or similar rights and remedies and burdening only accounts or other funds maintained with a depository institution, and (ix) easements, restrictions, servitudes, permits, conditions, covenants, exceptions, or reservations for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Properties for the purposes of which such Properties are held or materially impair the value of such Properties subject thereto.

(j)           Not make any loans, advances, dividends, or other distributions to any party, including without limitation, shareholders, officers, directors, partners, joint venturers, members, managers, relatives, or affiliates, or any profit sharing or retirement plan, except so long as there is not an Event of Default existing, no Event of Default will be caused by the distribution, and there is no Borrowing Base deficiency, Borrower may make distributions that do not exceed $250,000 in the aggregate during the term of the Revolving Loan (the “Permitted Distributions”).

(k)          Not purchase, acquire, redeem, or retire any stock or other ownership interest in Borrower; and not permit any transaction or contract with any affiliates or related parties, except at arms length and on market terms.

(l)           Maintain their primary depository accounts and principal banking relationships at Lender.

(m)          INDEMNIFY LENDER AGAINST ALL LOSSES, LIABILITIES, WITHHOLDING AND OTHER  TAXES, CLAIMS, DAMAGES, OR EXPENSES RELATING TO THE LOANS, THE LOAN DOCUMENTS, OR BORROWER’S USE OF THE LOAN PROCEEDS, INCLUDING BUT NOT LIMITED TO ATTORNEYS AND OTHER PROFESSIONAL FEES AND SETTLEMENT COSTS, BUT EXCLUDING, HOWEVER, THOSE CAUSED SOLELY BY OR RESULTING SOLELY FROM ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY LENDER; AND THIS INDEMNITY SHALL SURVIVE THE TERMINATION OF THIS LOAN AGREEMENT.

(n)           Comply in all material respects with all applicable provisions of ERISA, not violate any provision of any Plan, meet their minimum funding requirements under ERISA with respect to each Plan, and notify Lender in writing of the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan.

(o)           Not knowingly (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods, or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any properties or assets or interests in properties or assets blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (x) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act, or (y) any prohibitions set forth in the rules or regulations issued by OFAC.

(p)           If Borrower now or hereafter acquires any wholly-owned subsidiary or owns any issued and outstanding capital stock or partnership interests of any companies or partnerships, Borrower shall sign and deliver to Lender within fifteen (15) days a pledge agreement in Proper Form, creating a first-priority security interest covering the issued and outstanding capital stock or partnership interests of all existing and hereafter acquired companies, subsidiaries, or partnerships of Borrower, and Borrower shall cause the wholly-owned subsidiary to sign and deliver to Lender within fifteen (15) days a guaranty in Proper Form, guaranteeing payment of the Secured Obligations.

(q)           Limit all investments to the following (the “Permitted Investments”):  (i) direct investments in oil and gas properties and related equipment of Borrower, (ii) investments in wholly-owned subsidiaries engaged in the oil and gas business, (iii) (iv) deposits, money-market accounts, and certificates of deposit maintained with Lender, (v) readily-marketable direct obligations of the United States of America, or (vi) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest ratings categories of Standard and Poor’s Corporation or Moody’s Investors Service.

(r)            Execute and deliver, or cause to be executed and delivered, within ten (10) days of Lender’s written request, any and all other agreements, instruments, or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the Loan Documents, and to grant, perfect, and maintain liens and security interests on or in the Properties and related collateral, and promptly cure any defects in the execution and delivery of any Loan Documents.

8.           Financial Covenants.  Until the Loans, the Hedge Liabilities, and all other Secured Obligations are fully paid and satisfied, no Letters of Credit are outstanding, and any commitment of Lender under this Loan Agreement is terminated, Borrower shall, unless Lender otherwise consents in writing, maintain the following financial covenants:

(a)           Maintain at the end of each fiscal quarter a Funded Debt to EBITDA Ratio less than or equal to 3.5 to 1.0.  “Funded Debt to EBITDA Ratio” is defined as the ratio of (i) the total amount outstanding on the Loans, divided by (ii) the sum of Borrower’s net income for the prior four fiscal quarters on a rolling basis, plus, without duplication and to the extent deducted in the calculation of net income for such period, (1) cash interest expense on all indebtedness, including the Loans, for the same period, (2) depletion, depreciation, amortization, and other non-cash charges for the same period, (3) costs associated with intangible drilling costs for the same period, and minus gains from the sale of assets (or plus losses from the sale of assets) for the same period; provided, however, that (i) the mark-to-market values for hedging positions in accordance with FASB 133 shall be excluded from this calculation until such time as the gains or losses from the Hedge Transactions are actually realized or the Hedge Transactions expire; and (ii) EBITDA from acquisitions may only be included in this covenant after Lender has reviewed and approved pro-forma financial statements demonstrating the effect of the acquisition.

(b)           Maintain at the end of each fiscal quarter an Interest Coverage Ratio greater than or equal to 5.0 to 1.0.  “Interest Coverage Ratio” is defined as the ratio of (i) the sum of Borrower’s most recent quarter’s net income, plus, without duplication and to the extent deducted in the calculation of net income for such period, (1) interest expense for the same period, (2) income taxes for the same period, (3) depreciation, depletion, amortization, and other non-cash charges for the same period, (4) Exploration Expense for the same period,  divided by (ii) interest expense for the same period; provided, however, that the mark-to-market values for hedging positions in accordance with FASB 133 shall be excluded from this calculation until such time as the gains or losses from the Hedge Transactions are actually realized or the Hedge Transactions expire.  “Exploration Expense” is defined as the sum of the costs shown on Borrower’s financial statements, prepared consistently with past statements, under the following categories: (i) drilling costs, (ii) leasehold costs, (iii) dry hole costs, (iv) geological costs, (v) geophysical costs, and (vi) delay rentals.

(c)           Maintain at all times a Total Liabilities to Tangible Net Worth Ratio less than or equal to 2.85 to 1.0. “Total Liabilities to Tangible Net Worth Ratio” is defined as the ratio of (x) Borrower’s total liabilities to (y) Borrower’s total assets minus intangible assets minus total liabilities.

(d)           Maintain at all times a Current Ratio of not less than 1.0 to 1.0.  “Current Ratio” is defined as the ratio of (x) Borrower’s current assets, plus availability on the Revolving Loan to (y) Borrowers’s current liabilities.

(e)           Not permit general and administrative expenses to exceed (i) twenty-five percent (25%) of revenue from the Properties for the period from June 30, 2011 to December 31, 2011, and (ii) twenty percent (20%) of the revenue from the Properties for any two consecutive fiscal quarters thereafter.

Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to GAAP, consistently applied.

9.           Reporting Requirements.  Until the Loans, the Hedge Liabilities, and all other Secured Obligations are fully paid and satisfied, no Letters of Credit are outstanding, and any commitment of Lender under this Loan Agreement is terminated, Borrower shall, unless Lender otherwise consents in writing, furnish to Lender in Proper Form:

(a)           As soon as available, and in any event within one hundred twenty (120) days of the end of Borrower’s fiscal year, annual financial statements for Borrower, consisting of at least a balance sheet, an income statement, a statement of cash flows, a statement of changes in owners’ equity, and a statement of contingent liabilities, audited by an independent certified public accounting firm acceptable to Lender and certified by an authorized officer of Borrower (i) as being true and correct in all material aspects to the best of his knowledge, (ii) as fairly reporting in all material respects the financial condition of Borrower as of the close of the fiscal year and the results of its operations for the year, and (iii) as having been prepared in accordance with GAAP;

(b)           As soon as available, and in any event within sixty (60) days of the end of each fiscal quarter, quarterly financial statements for Borrower, consisting of at least a balance sheet, an income statement, a statement of cash flows, a statement of changes in owners’ equity, and a statement of contingent liabilities, for the quarter and for the period from the beginning of the fiscal year to the close of the quarter, certified by an authorized officer of Borrower (i) as being true and correct in all material aspects to the best of his knowledge, (ii) as fairly reporting in all material respects the financial condition of Borrower as of the close of the fiscal quarter and the results of its operations for the quarter, and (iii) as having been prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(c)           With the quarterly and annual financial statements required above, a quarterly compliance certificate in the form of Exhibit C attached, signed by an authorized officer of Borrower and certifying compliance with the financial covenants,  and other matters in this Loan Agreement;

(d)           On or before February 1st of each year, commencing February 1, 2012, a reserve report dated as of January 1st, prepared by an independent petroleum engineering firm acceptable to Lender, and on or before August 1st, commencing August 1, 2012, a reserve report dated as of July 1st, prepared by Borrower, and within thirty (30) days of Lender’s request in connection with a special redetermination of the Borrowing Base, a current reserve report prepared by Borrower, all reports to be  prepared on a consistent basis in accordance with the customary standards and procedures of the petroleum industry, estimating the quantity of oil, gas, and associated hydrocarbons recoverable from the Properties and all of Borrower’s and Guarantors’ oil and gas properties, and the projected income and expense attributable to the Properties and all of Borrower’s and Guarantors’ oil and gas properties, including, without limitation, a description of reserves, net revenue interests and working interests attributable to the reserves, rates of production, gross revenues, operating expenses, ad valorem taxes, capital expenditures necessary to cause the Properties and all of Borrower’s and Guarantors’ oil and gas properties to achieve the rate of production set forth in the report, net revenues and present value of future net revenues attributable to the reserves and production therefrom, a statement of the assumptions upon which the determinations were made and any other matters related to the operations of the Properties and all of Borrower’s and Guarantors’ oil and gas properties and the estimated income therefrom;

(e)           Within fifteen (15) days of filing, copies of Borrower’s federal, state, and local income tax filings or returns, with all schedules, attachments, forms, and exhibits;

(f)           As soon as available, and in any event within thirty (30) days after the end of each calendar quarter, a hedging report setting forth as of the last business day of such prior fiscal quarter end, a summary of Borrower’s and Guarantors’ existing hedging positions under all Hedge Transactions (including physical and financial hedges, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas, and other commodities), including the counterparties, type, term, effective date, termination date, and notional volumes and prices for such volumes, the hedged prices, interest rates, or exchange rates, as applicable, the current mark-to-market on each Hedge Transaction, and any new credit support agreements relating thereto not previously disclosed to Lender;

(g)           Within five (5) days of Lender’s request, Borrower shall provide to Lender full and complete copies of all agreements, documents, and instruments evidencing all existing Hedge Transactions and such other information regarding Hedge Transactions as Lender may reasonably request;

(h)           As soon as available, and in any event within sixty (60) days of the end of each fiscal quarter, a quarterly production report for the trailing twelve-month period, on a lease-by-lease or unit basis, showing the gross proceeds from the sale of oil, gas, and associated hydrocarbons produced from the Properties, the quantity of oil, gas, and associated hydrocarbons sold, the severance, gross production, occupation, or gathering taxes deducted from or paid out of the proceeds, the lease operating expenses, intangible drilling costs, and capital expenditures, the number of wells operated, drilled, or abandoned, the name, address, telephone number, and contact of the first purchaser of production for all of the Properties, and such other information as Lender may reasonably request;

(i)           As soon as available, and in any event within ninety (90) days of the end of each fiscal year or upon Lender’s request, copies of all of Borrower’s and Guarantors’ current insurance, including but not limited to, casualty, comprehensive property damage, business interruption, and commercial general liability, and other insurance, including worker’s compensation (if necessary to comply with law);

(j)           At any time upon request by Lender and within thirty (30) days of any change thereafter, a list showing the name and address of each purchaser of oil, gas, and associated hydrocarbons produced from or attributable to the Properties;

(k)           Within five (5) days after Borrower learns of any such occurrence, a written report of any pending or threatened litigation which would reasonably be expected to cause a Material Adverse Change or which asserts damages or claims in an amount in excess of $100,000;

(l)           Within five (5) days after Borrower learns of any default under one or more Hedge Transactions that results in an obligation of Borrower to make one or more material payments, written notice of the default and copies of all documentation relating to the default;

(m)           As soon as possible and in any event within five (5) days after the occurrence of any Event of Default, or any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, the written statement of Borrower setting forth the details of such Event of Default and the action which Borrower proposes to take with respect thereto; and

(n)           Within ten (10) days of Lender’s written request, such other information respecting the condition and the operations, financial or otherwise, of Borrower and the Properties as Lender may from time to time reasonably request.

10.           Events of Default.  (a)  The occurrence at any time of any of the following events or the existence of any of the following conditions shall be called an “Event of Default”:

(1)           Failure to make punctual payment when due of any sums owing on any of the Notes or any other Secured Obligations; or

(2)           Failure of any of the Obligated Parties (as defined below) to properly perform in all material respects any of the obligations, covenants, or agreements, contained in this Loan Agreement or any of the other Loan Documents; or any representation or warranty made by Borrower proves to have been false, misleading, or erroneous in any material respect; or

(3)           A material default by Borrower or Guarantors under any ISDA Agreement or with respect to any Hedge Liabilities; or non-payment when due or the material breach by Borrower or any Obligated Parties of any term, provision, or condition contained in any Hedge Transaction or any confirmation or other transaction consummated thereunder, whether or not Lender is a party thereto; or

(4)           If production payments for oil and gas produced from or attributable to Borrower’s and Guarantors’ oil and gas properties are directed to any party other than the lockbox maintained by Lender following the establishment of the lockbox and the direction of Borrower’s use thereof under Subsection (d) of Section 2 of this Loan Agreement; or

(5)           A failure by Borrower to resolve a Borrowing Base deficiency in accordance with Subsection (b) of Section 3 of this Loan Agreement; or

(6)           Levy, execution, attachment, sequestration, or other writ against any real or personal property, representing the security for the Secured Obligations which is not met with Borrower’s reasonable attempts to remedy same, including, without limitation, the filing of a lawsuit; or

(7)           Any “Event of Default” under the Notes or any of the other Loan Documents, the Events of Default defined in the Notes and Loan Documents being cumulative to those contained in this Loan Agreement; or

(8)           Except as expressly permitted by this Loan Agreement, the transfer, whether voluntarily or by operation of law, of all or any portion of the Properties without obtaining Lender's consent; or

(9)           The failure of any of the Obligated Parties to pay any money judgment in excess of $100,000.00, against that party before the expiration of thirty (30) days after the judgment becomes final, or the failure of any of the Obligated Parties to obtain dismissal within ninety (90) days of any involuntary proceeding filed against that party under any Debtor Relief Laws (as defined below); or

(10)         Any Obligated Parties’ liquidation, termination of existence, merger or consolidation with another, forfeiture of right to do business, or appointment of a trustee or receiver for any part of its property or the filing of an action seeking to appoint a trustee or receiver; or

(11)         A filing by any of the Obligated Parties of a voluntary petition in bankruptcy, or taking advantage of any Debtor Relief Laws; or an answer admitting the material allegations of a petition filed against any of the Obligated Parties, under any Debtor Relief Laws; or an admission by any of the Obligated Parties in writing of an inability to pay its or their debts as they become due; or the calling of any meeting of creditors of any of the Obligated Parties for the purpose of considering an arrangement or composition; or

(12)         Any of the Obligated Parties revokes, or disputes the validity of or liability under, any of the Loan Documents, including any guaranty or security document.

(b)           The term “Obligated Parties” means Borrower, Guarantors, or any other party liable, in whole or in part, for the payment of any of the Secured Obligations, whether as maker, endorser, guarantor, surety, or otherwise, and any party executing any deed of trust, mortgage, security agreement, pledge agreement, assignment, or other contract of any kind executed as security in connection with or pertaining to the Secured Obligations, the Notes, or the Loans.  The term “Debtor Relief Laws” means any applicable liquidation, conservatorship, receivership, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

11.           Remedies.  (a)  Upon the occurrence and during the continuance of any one or more of the foregoing Events of Default and the expiration of any notice, cure, or grace period required by Subsection (b) below, the entire unpaid principal balances of the Notes, together with all accrued but unpaid interest thereon, and all other Secured Obligations then owing by Borrower to Lender, shall, at the option of Lender, become immediately due and payable without further presentation, demand for payment, notice of intent to accelerate, notice of acceleration or dishonor, protest or notice of protest of any kind, all of which are expressly waived by Borrower.  Any and all rights and remedies of Lender pursuant to this Loan Agreement or any of the other Loan Documents may be exercised by Lender, at its option, upon the occurrence and during the continuance of an Event of Default and the expiration of any notice, cure, or grace period required by Subsection (b) below.  All remedies of Lender may be exercised singularly, concurrently, or consecutively, without waiver or election.

(b)           Upon any Event of Default described above, Lender shall provide Borrower with written notice of the Event of Default and Borrower shall have ten (10) days after notice in order to cure the Event of Default prior to acceleration of the Notes and exercise of any remedies; except no notice shall be required and Borrower shall have no cure period for (i) the failure to make punctual payments when due of any sums owing in the Notes or any other Secured Obligations, (ii) any voluntary filing by Borrower under any Debtor Relief Laws, (iii) for any voluntary transfer of any portion of the Properties, without obtaining Lender’s partial release, (iv) for any liquidation or termination of existence of Borrower, or (v) any Event of Default that is not capable of cure during that period, including, without limitation, breaches of any negative covenants, and provided that Lender is not obligated to provide written notice of any Event of Default which Borrower reports to Lender, but Borrower shall have the benefit of any applicable grace or cure period required herein.

(c)           All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

12.           Waiver and Amendment.  Neither the failure nor any delay on the part of Lender to exercise any right, power, or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.  No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing.  No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

13.           Savings Clause.  Regardless of any provision contained in this Loan Agreement, the Notes, or any of the Loan Documents, it is the express intent of the parties that at no time shall Borrower or any of the Obligated Parties pay interest in excess of the Maximum Rate (or any other interest amount which might in any way be deemed usurious), and Lender will never be considered to have contracted for or to be entitled to charge, receive, collect, or apply as interest on any of the Notes or the other Secured Obligations, any amount in excess of the Maximum Rate (or any other interest amount which might in any way be deemed usurious).  In the event that Lender ever receives, collects, or applies as interest any such excess, the amount which would be excessive interest will be applied to the reduction of the principal balances of the Notes or the Secured Obligations, and, if the principal balances of the Notes and the Secured Obligations are paid in full, any remaining excess shall forthwith be paid to Borrower.  In determining whether the interest paid or payable exceeds the Maximum Rate (or any other interest amount which might in any way be deemed usurious), Borrower and Lender shall, to the maximum extent permitted under applicable law:  (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (ii) exclude voluntary prepayments and the effect thereof; and (iii) amortize, pro rate, or spread the total amount of interest throughout the entire contemplated term of the Notes so that the interest rate is uniform throughout the term.  The term “Maximum Rate” means the maximum interest rate which may be lawfully charged under applicable law.

14.           Notices.  Any notice or other communications provided for in this Loan Agreement shall be in writing and shall be given to the party at the address shown below:

Lender:	The F&M Bank & Trust Company
Attention: Christina Kitchens, Senior Vice President
3811 Turtle Creek Blvd., Suite 1700
Dallas, Texas 75219
Fax Number (214) 780-2201

With a copy
to counsel
for Lender:	Wade D. Purtell
Harris, Finley & Bogle, P.C.
777 Main Street, Suite 3600
Fort Worth, Texas 76102-5341
Fax Number (817) 332-6121

Borrower:	Mesa Energy, Inc.
Attention: Randy M. Griffin, Chief Executive Officer
5220 Spring Valley Road., Ste. 525
Dallas, Texas 75254
Fax Number (972) 490-9161

With a copy
to counsel
for Lender:	John B. Holden, Jr.
Jackson Walker, LLP
901 Main Street, Suite 6000
Dallas, Texas 75202-37971
Fax Number (214) 661-6641

Any such notice or other communication shall be deemed to have been given on the day it is personally delivered or, if mailed, on the third business day after it is deposited in an official receptacle for the United States mail, or, if e-mailed or faxed, on the date it is received by the party.  Any party may change its address for the purposes of this Loan Agreement by giving notice of such change in accordance with this paragraph.

15.           Miscellaneous.  (a)  This Loan Agreement shall be binding upon and inure to the benefit of Lender, Borrower, and their respective heirs, personal representatives, successors, and assigns; provided, however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties, or obligations under this Loan Agreement or any of the other Loan Documents.

(b)           THIS LOAN AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA AND SHALL BE PERFORMED IN DALLAS COUNTY, TEXAS.  BORROWER, GUARANTORS, AND LENDER IRREVOCABLY AGREE THAT VENUE FOR ANY ACTION OR CLAIM RELATED TO THIS LOAN AGREEMENT, THE NOTES, THE LOANS, THE SECURED OBLIGATIONS, OR THE PROPERTIES SHALL BE IN COURT IN DALLAS COUNTY, TEXAS.

(c)           If any provision of this Loan Agreement or any other Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

(d)           All covenants, agreements, undertakings, representations, and warranties made in this Loan Agreement and the other Loan Documents shall survive any closing hereunder.

(e)           All documents delivered by Borrower to Lender must be in Proper Form.

(f)           Without limiting the effect of any provision of any Loan Document which provides for the payment of expenses and attorneys fees upon the occurrence of certain events, Borrower shall pay all costs and expenses of Lender (including, without limitation, the reasonable attorneys fees of Lender’s inside or independent legal counsel) in connection with (i) the preparation of this Loan Agreement and the other Loan Documents, and any and all extensions, renewals, amendments, supplements, extensions, or modifications thereof, (ii) any action reasonably required in the course of administration of the Loans or the Secured Obligations, (iii) resolution of any disputes with Borrower or Guarantors related to the Loans, the Secured Obligations, or this Loan Agreement, (iv) any action in any state or federal court, including, without limitation, in any bankruptcy court, in connection with Borrower, the Loans, or any of the collateral for the Loans, (v) the appointment of a receiver or a petition seeking the same, including, without limitation, the costs and expenses of the receiver, insofar as it relates to Borrower, the Loans, or any of the collateral for the Loans, and (v) any other action in the enforcement of Lender’s rights upon the occurrence of an Event of Default.

(g)           If there is a conflict between the terms of this Loan Agreement and the terms of any of the other Loan Documents, the terms of this Loan Agreement will control.

(h)           Lender shall have the right, with the consent of Borrower (unless an Event of Default has occurred and is continuing, in which case no consent is needed), which will not be unreasonably withheld, (i) to assign the Loans or commitment and be released from liability thereunder, and (ii) to transfer or sell participations in the Loans or commitment with the transferability of voting rights limited to principal, rate, fees, and term.

(i)           This Loan Agreement may be separately executed in any number of counterparts, each of which will be an original, but all of which, taken together, shall be deemed to constitute one agreement, and Lender is authorized to attach the signature pages from the counterparts to copies for Lender and Borrower.  At Lender’s option, this Loan Agreement and the Loan Documents may also be executed by Borrower in remote locations with signature pages faxed or scanned and e-mailed to Lender.  Borrower agrees that the faxed or scanned signatures are binding upon Borrower, and Borrower further agrees to promptly deliver the original signatures for this Loan Agreement and all Loan Documents by overnight mail or expedited delivery.  It will be an Event of Default if they fail to promptly deliver all required original signatures.

(j)           The term “Guarantors” as used herein shall mean the Guarantors collectively and each or any of them.

16.           Notice of Final Agreement.  (a)  In connection with the Loans, Borrower and Lender have executed and delivered this Loan Agreement and the Loan Documents (collectively the “Written Loan Agreement”).

(b)           It is the intention of Borrower and Lender that this paragraph be incorporated by reference into each of the Loan Documents.  Borrower and Lender each warrant and represent that their entire agreement with respect to the Loans is contained within the Written Loan Agreement, and that no agreements or promises have been made by, or exist by or among, Borrower and Lender that are not reflected in the Written Loan Agreement.

(c)           THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

If the foregoing correctly sets forth our agreement, please so acknowledge by signing and returning the additional copy of this Loan Agreement enclosed to me.

Yours very truly,

The F&M Bank & Trust Company

By:	/s/ CHRISTINA KITCHENS
Christina Kitchens,
Senior Vice President

Accepted and agreed to
this 22nd day of July, 2011:

BORROWER:

Mesa Energy, Inc.,
a Nevada corporation

By:	/s/ RANDY M. GRIFFIN
Randy M. Griffin
Chief Executive Officer

GUARANTORS:

Mesa Energy Holdings, Inc.,
a Delaware corporation

By:	/s/ RANDY M. GRIFFIN
Randy M. Griffin
Chief Executive Officer

Tchefuncte Natural Resources, LLC,
a Louisiana limited liability company

By:	Mesa Energy, Inc., Sole Member

	By:	/s/ RANDY M. GRIFFIN
Randy M. Griffin
Chief Executive Officer

Mesa Gulf Coast, LLC,
a Texas limited liability company

By:	/s/ RANDY M. GRIFFIN
Randy M. Griffin, Manager

Exhibits and Schedules
Exhibit A - Revolving Note
Exhibit B - Request for Borrowing
Exhibit C - Compliance Certificate
Schedule 1 - Hedge Transactions - None
Schedule 2 - Existing Debts - None